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                                                               EXHIBIT 99.8(c)

                        AMENDMENT TO CUSTODIAN CONTRACT



     Agreement made as of this 1st day of October, 1989 by and between State Street Bank and Trust Company (the "Custodian") and Massachusetts Capital Development Fund (the "Trust").

     WHEREAS, the Custodian and the Trust are parties to a Custodian Contract dated April 25, 1988 (the "Custodian Contract) which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Trust;

     WHEREAS, the Custodian may delegate to Massachusetts Financial Services Company ("MFS") the performance of certain duties the Custodian would otherwise be obligated to perform pursuant to the Custodian Agreement;

     WHEREAS, the Trust agrees to any such delegation of certain Custodian duties;

     NOW THEREFORE, the Custodian and the Trust hereby amend the terms of the Custodian Contract and mutually agree to the following:

         1)    Add new Section 18 which shall read as follows:

         18    Delegation of Certain Custodian Duties to MFS.

     The Custodian may delegate to MFS the performance of any or all of its duties hereunder relating to (i) accounting for investments in currency and for financial instruments (including, without limitation, options, contracts, futures contracts, options on futures contracts, options on foreign currency and forward foreign currency exchange contracts) and (ii) federal and state regulatory compliance. The Custodian shall compensate MFS for the performance of such duties at such fee or fees as MFS shall determine to be equal to MFS's cost for performing such duties (the "MFS Fees"). Following its payment of the MFS Fees to MFS, the Custodian shall recover the amount of the MFS Fees and from the Trust on such terms as the Custodian and the Trust shall agree. MFS assumes responsibility for all duties delegated to it by the Custodian pursuant to this
Section 18, and the Custodian may rely on MFS for the accuracy and correctness of the accounting information provided by MFS to the Custodian pursuant to this
Section 18.

     IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be executed in its name and on its behalf by a duly authorized representative as of the aforementioned day and year.

ATTEST                                       MASSACHUSETTS CAPITAL
                                              DEVELOPMENT FUND


     LINDA J. HOARD                           By:  A. KEITH BRODKIN
     Linda J. Hoard                                A. Keith Brodkin

ATTEST                                       STATE STREET BANK &
                                              TRUST COMPANY


     MARK MORGAN (?ILLEGIBLE)                  By:  PHYLLIS A. SCHROEDER
     Mark Morgan (?illegible)                       Phyllis A. Schroeder
     Assistant Secretary                            Vice President